EXHIBIT 99.4

PERSONAL AND CONFIDENTIAL

December 7, 2004

CNL Realty Corporation

James M. Seneff, Jr.

Robert A. Bourne

as the general partners of

CNL Income Fund, Ltd.

CNL Income Fund II, Ltd.

CNL Income Fund III, Ltd.

CNL Income Fund IV, Ltd.

CNL Income Fund V, Ltd.

CNL Income Fund VI, Ltd.

CNL Income Fund VII, Ltd.

CNL Income Fund VIII, Ltd.

CNL Income Fund IX, Ltd.

CNL Income Fund X, Ltd.

CNL Income Fund XI, Ltd.

CNL Income Fund XII, Ltd.

CNL Income Fund XIII, Ltd.

CNL Income Fund XIV, Ltd.

CNL Income Fund XV, Ltd.

CNL Income Fund XVI, Ltd.

CNL Income Fund XVII, Ltd.

CNL Income Fund XVIII, Ltd.

450 South Orange Avenue

Orlando, Florida 32801

Re:	Registration Statement on Form S-4 (File No. 333-119116) of U.S. Restaurant Properties, Inc.

Gentlemen:

Reference is made to our letters to the general partners of CNL Income Fund, Ltd., CNL Income Fund II, Ltd., CNL Income Fund III, Ltd., CNL Income Fund IV, Ltd., CNL Income Fund V, Ltd., CNL Income Fund VI, Ltd., CNL Income Fund VII, Ltd., CNL Income Fund VIII, Ltd., CNL Income Fund IX, Ltd., CNL Income Fund X, Ltd., CNL Income Fund XI, Ltd., CNL Income Fund XII, Ltd., CNL Income Fund XIII, Ltd., CNL Income Fund XIV, Ltd., CNL Income Fund XV, Ltd., CNL Income Fund XVI, Ltd., CNL Income Fund XVII, Ltd. and CNL Income Fund XVIII, Ltd. (each, a “Fund” and collectively, the “Funds”), each dated August 9, 2004 (the “Opinion Letters”), with respect to the fairness, from a financial point of view, of the Merger Consideration (as defined in the Opinion Letters) to be received by the holders of the general and limited partnership interests in the respective Funds (the “Fund Interests”), pursuant to those certain Agreements and Plan of Mergers, dated as of August 9, 2004 (the “Agreements”), by and among U.S. Restaurant Properties, Inc. (USRP), the various subsidiaries of USRP and the Funds. Capitalized terms not otherwise defined in this letter shall have the meaning ascribed to them in the Agreements.

The Opinion Letters were provided to the general partners of the Funds in connection with the respective merger transactions described in the Agreements and provide that they are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor are they to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Funds have determined to describe and include the Opinion Letters in the Joint Proxy Statement/Prospectus in the above-referenced Registration Statement.

CNL Realty Corporation, et al

December 7, 2004

In that regard, we hereby consent to the references to the Opinion Letters under the captions “Summary—Recommendations of Boards of Directors and General Partners and Opinions of Financial Advisors—Opinions of the Income Funds’ Financial Advisor”; “The Proposed Mergers—Background of the Mergers”; “The Proposed Mergers—Reasons for the Mergers—Income Funds’ Reasons for the Income Fund Mergers”; and “The Proposed Mergers— Opinions of Financial Advisors—Opinions of Income Funds’ Financial Advisor” and the inclusion of the Opinion Letters as annexes to the Joint Proxy Statement/Prospectus included in the above-referenced Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Wachovia Capital Markets, LLC

Wachovia Capital Markets, LLC